Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 27, 2006, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting of Beijing Med-Pharm Corporation and Subsidiaries appearing in the Annual Report on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of the aforementioned reports in the Registration Statements of Beijing Med-Pharm Corporation and Subsidiaries on Form S-1/A (File No. 333-121957, effective February 2, 2006) and Form S-1 (File No. 333-130447, effective December 19, 2005).

/s/ Grant Thornton

Hong Kong
March 31, 2006